Exhibit 99.1

For Immediate Release

ModusLink Receives NASDAQ Extension

WALTHAM, Mass., – January 2, 2013 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today announced that the NASDAQ Hearings Panel has granted the Company’s request to extend the stay of suspension of trading of the Company’s common stock pending completion of the hearing process and a final determination regarding continued listing. The Company received the extension by a letter received on December 31, 2012.

The Company is working to complete its previously announced process to restate financial results for certain prior periods and become current in its periodic report filings with the Securities and Exchange Commission. As disclosed on December 13, 2012, the Company received a letter from NASDAQ advising that because the Company remains noncompliant with the filing requirements for continued listing, the Company’s common stock is subject to suspension under NASDAQ Listing Rule 5250(c)(1). The Company exercised its right to appeal this determination and a hearing before NASDAQ’s Hearings Panel was granted by NASDAQ, and has been scheduled for January 31, 2013. The request for the hearing triggered a stay of the suspension for 15 days and the latest action by the NASDAQ Hearings Panel extends that stay until the hearing is held and a final determination is made. The Company will provide an update regarding its continued listing status after its hearing is conducted before the NASDAQ Hearings Panel and once a decision on the matter has been reached.

About ModusLink Global Solutions

ModusLink Global Solutions Inc. (NASDAQ: MLNK) executes comprehensive supply chain and logistics services that improve clients’ revenue, cost, sustainability and customer experience objectives. ModusLink is a trusted and integrated provider to the world’s leading companies in consumer electronics, communications, computing, medical devices, software, luxury goods and retail. The Company’s operating infrastructure annually supports more than $80 billion of its clients’ revenue and manages approximately 470 million product shipments through more than 30 sites in 15 countries across North America, Europe, and the Asia/Pacific region. For details on ModusLink’s flexible and scalable solutions visit www.moduslink.com and www.valueunchained.com, the blog for supply chain professionals.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward Looking Information

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including those statements regarding: the Company’s progress toward completing the restatement process; the expected date for the NASDAQ hearing and the duration of the stay. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation: unanticipated accounting issues or audit issues regarding the financial data for the periods to be restated or adjusted; the inability of the Company or its independent registered public accounting firm to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent registered public accounting firm from concluding the audit or that require additional efforts, procedures or review; the Company’s inability to design or improve internal controls to address identified issues; there can be no assurance that the Company will be successful in its appeal, receive a further extension from NASDAQ and remain listed on NASDAQ; there can be no assurance the Company will complete its restatement and become current in its regulatory filings by any future extension date approved by NASDAQ; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities or circumvention of internal controls; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; global economic conditions, especially in the technology sector, which are uncertain and subject to volatility; demand for our clients’ products, which may decline or may not achieve the levels anticipated by our clients; strain on managerial and operational resources as they try to oversee the expanded operations; failure to realize the expected benefits of restructuring and cost cutting actions; failure to expand operations in accordance with its business strategy; difficulty achieving and sustaining operating profitability if the Company’s cash balances are not sufficient to allow the Company to meet all of its business and investment goals; difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of clients, and therefore the loss of any of those clients could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; the Company’s pipeline of sales opportunities represents potential sales transactions and estimated annual revenue therefrom and there can be no assurance that such sales efforts will be successful or that the potential revenue will be realized; risks inherent with conducting international operations; increased competition and technological changes in the markets in which the Company competes; and the potential outcome and impact of the Company’s ongoing review of strategic alternatives. Further, there can be no assurance that the Company’s review of strategic alternatives will lead to any transaction, result in increased value to its stockholders or the realization of long-term value by stockholders.

Contact:

ModusLink Investor Relations

Robert Joyce, 781-663-5120

ir@moduslink.com